FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL, INC. SIGNS AGREEMENT TO PURCHASE ADULT NIGHTCLUB AND REAL ESTATE IN DALLAS

HOUSTON – (November 22, 2011) — Rick’s Cabaret International, Inc. (NASDAQ:RICK), the nation’s leading group of upscale gentlemen’s clubs, has signed definitive documents to acquire the Silver City Cabaret, a Dallas adult nightclub on Stemmons Freeway and the underlying  real estate that includes a building the company plans to convert into an entertainment complex.  The transaction, which also includes the purchase of a separate piece of property in Dallas that is licensed for an adult business, is intended to close on or before January 2, 2012.

Said Eric Langan, President and CEO of Rick’s Cabaret: “We are very enthusiastic about the potential to develop the Silver City location at 7501 North Stemmons Freeway near Love Field, which will become a great entertainment and retail destination. Only 14,000 square feet of the 54,000 square foot building is currently in use and we will develop the rest to include a Tootsie’s style Knockers Sports Bar and an after hours nightclub. The Silver City Cabaret, after we have rebranded it, will become an important part of the terrific complex of clubs we have assembled in the Dallas-Ft. Worth Metroplex.”

The purchase will bring to nine the number of clubs the company owns in the Dallas-Ft. Worth Metroplex and to 24 the number of clubs nationwide.

Subsidiaries of Rick’s Cabaret will pay current owners a total of $12 million for the Silver City property and a separate property just off the busy I-35 corridor that includes a sexually oriented business license, which the company intends to develop in the future. The aggregate payment will be in the form of $1.5 million in cash plus promissory notes in the total aggregate amount of $10.5 million that are payable over 11 years at an adjustable interest rate of 5.5 percent.

Closing on the transaction is subject to due diligence and transfer of appropriate licenses and permits, and other terms and conditions customary for an acquisition of this type.  Further details of the proposed transaction are available in the Form 8-K filed with the SEC, which is available at www.ricksinvestor.com.

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) is home to 22 upscale adult nightclubs serving primarily businessmen and professionals that offer live entertainment, dining and bar operations. Nightclubs in New York City, Miami, Philadelphia, Charlotte, Dallas, Houston, Minneapolis and other cities operate under the names "Rick's Cabaret," "XTC," “Club Onyx” and “Tootsie’s Cabaret”. Sexual contact is not permitted at these locations. Rick’s Cabaret also operates a media division, ED Publications, and owns the adult Internet membership Website couplestouch.com as well as a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com or visit www.ricksinvestor.com.

Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements are described in forms filed with the SEC from time to time and available at www.ricksinvestor.com or on the SEC's internet website at www.sec.gov.   Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricksinvestor.com.

Contact:  Allan Priaulx, 212-338-0050, allan@ricks.com